EXHIBIT 12


DENBURY RESOURCES INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                  Six Months Ended                        Year Ended December 31,
                                    June 30, 2003        2002         2001         2000         1999         1998
                                  ----------------    ----------   ----------   -----------  ----------   -----------

Earnings:

Pretax income (loss) from
   continuing operations.....       $     35,101      $  70,315    $   81,374   $   74,933   $    4,614   $ (302,765)

Equity in earnings of
   affiliates................                (51)           (55)           --           --           --           --

Fixed charges................             12,974         27,408        22,896       15,712       16,186       17,763
                                  ----------------    ----------   ----------   -----------  ----------   -----------
   Earnings (losses) ........       $     48,024      $  97,668    $  104,270   $   90,645   $   20,800   $ (285,002)

Fixed Charges:

Interest expense.............       $     12,688      $  26,833    $   22,335   $   15,255   $   15,795   $   17,534

Interest component of rent
   expense...................                286            575           561          457          391          229
                                  ----------------    ----------   ----------   -----------  ----------   -----------
   Fixed charges.............        $    12,974      $  27,408    $   22,896   $   15,712   $   16,186   $   17,763
                                  ----------------    ----------   ----------   -----------  ----------   -----------

Ratio of earnings to fixed
charges                                 3.7x                3.6x      4.6x         5.8x         1.3x          (a)
                                  ================    ==========   ==========   ===========  ==========   ===========



---------------------
(a) Earnings were insufficient to cover fixed charges by $285 million. The deficiency was primarily due to a $280 million writedown of the full cost pool as a result of low oil prices during 1998.